Exhibit 10.24

LEASE AMENDMENT NO. 2

This Lease Amendment No. 2 (hereinafter referred to as the “ Amendment”) is entered into as of October 16, 2002, by and between E.G. SIRRAH, LLC, a California limited liability company (“Landlord”), as successor-in-interest to R.G. HARRIS CO. and ELIZABETH G. HARRIS, HENRY K. WORKMAN and DON C. SHERWOOD, TRUSTEES OF THE HARRIS FAMILY REVOCABLE TRUST (collectively “Original Landlord”), and INNERCOOL THERAPIES, INC., a California corporation formerly known as NEUROTHERMIA, INC., (“Tenant”), and is made with reference to the following facts:

A. Original Landlord and COPPER MOUNTAIN NETWORKS, Inc., a California corporation (“Original Tenant”) previously executed a written lease dated August 12, 1997 (the “Original Lease”) of and to those certain premises in San Diego, California, commonly known as and located at 3931 Sorrento Valley Boulevard (the “Premises”).

B. Effective as of October 2, 1999, Original Tenant assigned all of its right, title and interest in the Original Lease to Tenant, Tenant assumed all of the duties and obligations of Original Tenant under the Original Lease and Landlord consented to the assignment and released Original Tenant from any liability for any of the tenant’s obligations under the Original Lease occurring after the effective date of said assignment. The Original Lease was amended by that certain Lease Amendment No. 1 dated as of August 1, 1999 (“First Amendment”) whereby Original Landlord, Original

Tenant and Tenant amended the Lease in several respects, including, without limitation (i) extending the term of the Original Lease, (ii) expanding the use clause of the Original Lease, (iii) revising the rent schedule payable by Assignee under the Original Lease, (iv) accepting the existing improvements as part of the Premises to be surrendered by Tenant, and (v) revising the letter of credit obligations under the Original Lease. The Original Lease as amended by the First Amendment is hereinafter referred to as the “Lease.”

C. Landlord and Tenant now desire to further amend the Lease as set forth in this Amendment, including, without limitation (i) extending the term of the Lease, (ii) establishing the rent payable during the extended term, (iii) providing Tenant with an improvement allowance to refurbish the Premises, and (iii) revising the letter of credit obligations under the Lease.

NOW, THEREFORE, in consideration of the terms, covenants and conditions of the Lease and the Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All capitalized terms not defined herein shall have them meanings set forth in the Lease, as amended.

2. Term. The term of the Lease is hereby extended for an additional four (4) year period from October 31, 2003 to October 31, 2007.

3. Rent. The “Base Monthly Rent” clause set forth in Section 1.1 of the Lease is hereby deleted and the following is substituted in its place and stead: The term “Base Monthly Rent” shall mean the following:

November 1, 2002 – October 31, 2003	$22,800 NNN
November 1, 2003 – October 31, 2004	$24,000 NNN
November 1, 2004 – October 31, 2005	$24,000 NNN
November 1, 2005 – October 31, 2006	$25,200 NNN
November 1, 2006 – October 31, 2007	$25,200 NNN

4. Tenant Improvement Allowance. Landlord shall provide to Tenant a tenant improvement allowance of One Hundred Thousand Dollars ($100,000), which Tenant may use to make improvements to the Premises (the “Refurbishment Allowance”), which shall be subject to Landlord’s approval. Landlord’s approval rights and obligations with respect to such improvements shall be consistent with the terms and conditions set forth in Section 6.1 of the Lease, and such improvements shall not include trade fixtures or personal property. The construction of any improvements, alterations or modifications of the Premises by Assignee shall be made in accordance with the provisions of Section 6.1 of the Lease. The terms and conditions of Section 2.5 of the Lease relating to the payment of the Tenant Improvement Allowance shall be applicable to payment of the Refurbishment Allowance payable hereunder, except that the second to the last sentence of Section 2.5 is hereby deleted. Tenant shall be required to incur the improvement costs and fees to be reimbursed by Landlord pursuant to the Refurbishment Allowance by October 31, 2005, and to the extent that Tenant has not incurred such improvements costs and fees by such deadline (or has not submitted invoices evidencing the expenditure of such costs and fees within sixty (60) days following such date), any unused portion of the Refurbishment Allowance shall cease to be available to Tenant for reimbursement and Landlord shall have no liability to Tenant for any costs or fees of improvements incurred by tenant after such deadline. Contrary to the terms of Section 2.6 of the Lease, Landlord may only require the removal of such improvements by Assignee if Assignee is so notified in writing at the time the improvements are consented to in writing by Landlord.

5. Letter of Credit. Provided Tenant has not been in default of any of its obligations under the Lease beyond all applicable notice and cure periods set forth therein, the amount of the letter of credit referred to in Section 3.7 of the Lease shall be reduced as of October 31, 2002 to $25,000, and Tenant may provide Landlord with a replacement letter of credit in such amount as of such date, and such letter of credit shall be eliminated entirely as of October 31, 2003.

6. Broker’s Commission. Upon mutual execution of this Second Amendment to Lease, Landlord shall pay a leasing commission to Irving Hughes for the procurement of this Second Amendment to Lease of three percent (3%) for the value of the Basic Monthly Rent beginning with November 1, 2003 through October 31, 2007. Tenant and Landlord warrant to one another that they have had no dealings with any broker or agent in connection with this Second Amendment other than Irving Hughes and each of them, respectively, covenants to pay, hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent pursuant to any claimed representation of the indemnifying party other than Irving Hughes with respect to this Second Amendment of Lease or the negotiation thereof, or arising from a breach of the foregoing warranty.

7. Ratification. The Lease as amended by this Second Amendment embodies the entire agreement between the parties relative to the subject matter hereof, and there are no other oral or written agreements between the parties; nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. The effectiveness of this Second Amendment is expressly conditioned upon the ratification hereof by Tenant’s board of directors on or before November 30, 2002, and none of the terms hereof or obligations hereunder shall be effective (including, but not limited to, the reduction in rent payable by Tenant or of the letter of credit held by Landlord) unless and until this Second Amendment is so ratified by Tenant’s board. If Tenant’s board of directors so ratifies this Second Amendment,

(1) it shall be deemed incorporated in the Lease by reference as of the date of this Second Amendment first set forth above, (2) any rent payment by Tenant prior to such ratification shall be adjusted to reflect such retroactive effect, and (3) the amount of the letter of credit shall be immediately reduced pursuant to Section 5 above. If Tenant delivers notice to Landlord by November 30, 2002 that Tenant’s board of directors has refused to ratify this Second Amendment, it shall become null and void as of the date of such notice and the Lease shall continue in full force and effect and unaffected by this Second Amendment. Except as herein specifically amended, the Lease and all of the terms, covenants and provisions thereof are hereby ratified and reaffirmed and shall remain in full force and effect. In the event of any inconsistencies between this Second Amendment and the Lease, the terms and provisions of this Second Amendment shall govern and take precedence

8. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the Effective Date.

LANDLORD:		TENANT:

E.G. SIRRAH, LLC,		INNERCOOL THERAPIES, INC.,
a California limited liability company		a California Corporation

By:	/s/ Henry K. Workman, Jr	By:	/s/ John Dobak
	Henry K. Workman, Jr	Title:	President
Managing Member

		By:	/s/ [Illegible]
		Title:	Secretary